Exhibit 21.1

Subsidiaries

Name	Jurisdiction of Incorporation	Ownership

Gales Acquisition Group, Inc.	Delaware	100%
(Direct)

Air Industries Machining, Corp.	New York	100%
(Indirect)

Nassau Tool Works, Inc.	New York	100%
(Indirect)

Welding Metallurgy, Inc.	New York	100%
(Indirect)

Miller Stuart, Inc.	New York	100%
(Indirect)